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                            SCHEDULE 14A INFORMATION
 Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                      1934
                               (Amendment No.___)

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ] Preliminary Proxy Statement.              [_] Confidential, for use of the
                                              Commission only (as permitted by
[x] Definitive Proxy Statement.               Rule 14a-6(e)(2)).

[ ] Definitive Additional Materials.

[ ] Soliciting Material under Rule 14a-12.

       Marketplace Income Properties, a North Carolina Limited Partnership

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                (Name of Registrant as Specified in Its Charter)

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     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ ]      No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
         1) Title of each class of securities to which transaction applies:

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         2)       Aggregate number of securities to which transaction applies:

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         3)       Per unit price or other underlying value of transaction
                  computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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         4)       Proposed maximum aggregate value of transaction:

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         5)       Total fee paid:

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[x]      Fee paid previously with preliminary materials.

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[ ]      Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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     1)       Amount Previously Paid:

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     2)       Form, Schedule or Registration Statement No.:

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     3)       Filing Party:

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     4)       Date Filed:

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                         MARKETPLACE INCOME PROPERTIES,
                      A NORTH CAROLINA LIMITED PARTNERSHIP

                  NOTICE OF SPECIAL MEETING OF LIMITED PARTNERS

     A special meeting of the limited partners of Marketplace Income Properties, a North Carolina Limited Partnership (the "Partnership") will be held at the offices of Parker, Poe, Adams & Bernstein, L.L.P., 401 South Tryon Street, Suite 3000, Charlotte, North Carolina 28202 on November 14, 2002, at 10:00 a.m., local time, for the following purpose, as further described in the accompanying Proxy
Statement:

     ISC Realty Corporation, the general partner of the Partnership (the "General Partner"), on behalf of the Partnership, hereby solicits from the limited partners of the Partnership (the "Limited Partners") approval for the Partnership to sell all of the member interests (the "LLC Member Interests") in Marketplace Mall, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Partnership ("Marketplace LLC"). The sole asset of Marketplace LLC is Marketplace Mall, located in Winston-Salem, North Carolina ("Marketplace Mall").

     Pursuant to an LLC Interest Purchase Agreement, dated October 17, 2002, between the Partnership and Samco Properties, Inc. (the "Purchaser"), the Partnership has agreed to sell the LLC Member Interests to the Purchaser in exchange for (a) the release of the Partnership (and its partners, agents, employees and affiliates) from any and all obligations and liabilities arising directly or indirectly out of Marketplace LLC, Marketplace Mall, and any obligations of Marketplace LLC (the "Released Obligations"), and (b) the payment by the Purchaser of the Partnership's transaction costs and any operating cost shortfalls that may occur prior to the closing of the transaction. The Released Obligations include, but are not limited to, a loan to Marketplace LLC in the original principal amount of $5,400,000 and secured by Marketplace Mall.

     Because the LLC Member Interests comprise substantially all of the assets of the Partnership, sale of the LLC Member Interests will require the approval of the holders of a majority of the limited partnership interests of the Partnership and will result in the automatic dissolution of the Partnership in accordance with the terms and conditions of the Amended and Restated Agreement of Limited Partnership dated as of February 24, 1986, as amended as of December 31, 1987.

     The General Partner recommends approval by the Limited Partners of the sale of the LLC Member Interests.

     The Limited Partners of record at the close of business on September 30, 2002, are entitled to notice of the meeting and to submit proxies. The proxy materials are first being sent to the Limited Partners on or about October 29, 2002.

     YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF PARTNERSHIP INTERESTS THAT YOU OWN. TO ASSURE THAT YOUR VOTE WILL BE CONSIDERED, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                              By the General Partner

                                              ISC Realty Corporation
                                              By: Jeffrey Harpel
                                                  Senior Vice President

October 29, 2002

                         MARKETPLACE INCOME PROPERTIES,
                      A NORTH CAROLINA LIMITED PARTNERSHIP

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                               SUMMARY TERM SHEET

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     This summary highlights selected information from this Proxy Statement and may not contain all of the information that is important to you. To better understand the transaction, you should carefully read this entire Proxy Statement, including the appendices, of which the Purchase Agreement is Appendix
A. The Purchase Agreement constitutes the legal document that governs the Transaction.

When and where is the Meeting?

     The Special Meeting of Limited Partners of Marketplace Income Properties, a North Carolina Limited Partnership (the "Partnership"), will be held on Thursday, November 14, 2002 at the offices of Parker, Poe, Adams & Bernstein, L.L.P., 401 South Tryon Street, Suite 3000, Charlotte, North Carolina 28202 commencing at 10:00 a.m., local time (the "Meeting").

What matters will be voted upon at the Meeting?

     There will be one proposal to vote on: Approval of the sale by the Partnership of all of the member interests of Marketplace Mall, LLC (the "Transaction").

     The Partnership seeks the affirmative vote of the holders of a majority of the limited partnership interests of the Partnership (the "Majority Partnership Interests") approving the sale of all of the member interests (the "LLC Member Interests") in Marketplace Mall, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Partnership ( "Marketplace LLC"). Marketplace LLC is a special purpose entity formed for the sole purpose of acquiring, owning and operating Marketplace Mall, in Winston-Salem, North Carolina ("Marketplace Mall"). The Partnership will sell the LLC Member Interests to Samco Properties, Inc., a Florida corporation (the "Purchaser"), pursuant to an LLC Interest Purchase Agreement, dated October 17, 2002 (the "Purchase Agreement").

     Because the LLC Member Interests comprise substantially all of the assets of the Partnership, sale of the LLC Member Interests will require the approval of the holders of the Majority Partnership Interests. The limited partners of the Partnership (the "Limited Partners") will be able to cast one vote for each unit of limited partnership interest ("Unit") owned. Returning the Proxy without indicating a choice will be deemed by ISC Realty Corporation, the general partner of the Partnership (the "General Partner") as a vote FOR the Transaction. Your vote is important, regardless of the number of Units you own. You should complete, date and sign the Proxy and return it to the General Partner to assure that your vote is considered. Failure to return a Proxy will have the effect of a vote against the proposal.

What are the reasons for the Transaction?

     Because of the bankruptcy in 2000 of the major tenant of Marketplace Mall and a downward trend in market rent due to declining neighborhood demographics, Marketplace Mall no longer generates enough cash to service its loan in original principal amount of $5,4000,000 as evidenced by a promissory note dated March 25, 1997 and secured by Marketplace Mall (the "Loan"), and the Loan currently is in technical default. Also, the Partnership will face significant improvement costs related to the roof and parking lot of Marketplace Mall in the near future. The Transaction will allow the Partnership to sell this asset and to be relieved of any future obligations or liabilities in connection with Marketplace Mall. The General Partner believes that the Transaction will allow the Partnership to accelerate the disposition of Marketplace Mall, reduce disposition expenses and thereby preserve for distribution to the General Partner and the Limited Partners (collectively, the "Partners") any cash that the Partnership may have. However, because the Transaction does not generate any cash proceeds for the Partnership and because the expenses of winding up the Partnership are expected to equal approximately the amount of cash currently on hand, the General Partner believes that cash to be distributed to the Partners, if any, will be minimal. See "Financial Effect of the Transaction; Tax and Accounting Consequences."

What will the Partnership do after the completion of the Transaction?

     Consummation of the Transaction will result in the automatic dissolution of the Partnership in accordance with the terms and conditions of the Amended and Restated Agreement of Limited Partnership dated as of February 24, 1986, as amended as of December 31, 1987 (the "Partnership Agreement").

What are the terms of the Transaction?

     Pursuant to the Purchase Agreement, the Partnership will convey the LLC Member Interests to the Purchaser in exchange for (a) the release of the Partnership (and its partners, agents, employees and affiliates) from any and all obligations and liabilities arising directly or indirectly out of
 Marketplace LLC, Marketplace Mall, and any obligations of Marketplace LLC (the "Released Obligations"), and (b) the payment by the Purchaser of the Partnership's Transaction costs, which are estimated to be approximately $107,000 (the "Transaction Costs"), and any Operating Cost Shortfalls, as defined below in "Description of the Transaction." The Released Obligations include, but are not limited to, the Loan. The Partnership will not receive any other consideration or proceeds from the Transaction. The Purchase Agreement also contains other terms and conditions customary for this type of transaction. See "Description of the Transaction."

Do I have dissenters' rights?

     No. Neither the North Carolina Revised Uniform Limited Partnership Act nor the Partnership Agreement provide for dissenters' rights.

Will the Transaction affect my limited partnership interests or my rights as a Limited Partner?

     The Transaction will not directly affect the outstanding Units. You are not being asked to exchange your Units for shares or interests of any other company or for cash or other property. However, the Partnership Agreement provides that, upon the completion of a sale of substantially all of the assets of the Partnership, the Partnership will be dissolved automatically. Therefore, a vote in favor of the Transaction is, in effect, a vote to dissolve the Partnership. See "Financial Effect of the Transaction; Tax and Accounting Consequences."

What are the federal income tax consequences of the Transaction?

     The aggregate tax basis in Partnership interests currently is estimated to be $3,500,000. Assuming that the Transaction closes in 2002, then the Partnership is expected to recognize a loss of approximately $3,500,000 in 2002 (due to rental real estate operations, the sale of the LLC Member Interests and the liquidation of the Partnership). The estimated $3,500,000 loss will be comprised of the following components: (i) a rental real estate loss of approximately $600,000, (ii) a loss as defined in Section 1231 of the Internal Revenue Code of 1986, as amended ( "Section 1231 Loss"), of approximately $1,560,000 from the sale of the LLC Member Interests, and (iii) a long-term capital loss from the write-off of syndication costs of approximately $1,340,000. These losses will be passed through to the Partners in proportion to their ownership of the Units. Based on the foregoing estimates, for tax purposes, each Unit will be allocated $200 of rental real estate losses, $520 of net Section 1231 Losses from the sale of the LLC Member Interests, and $447 of long-term capital losses from the write-off of syndication costs. Suspended passive losses of any Partner from prior years will also be triggered by the sale of LLC Member Interests and the liquidation of the Partnership because the Transaction will constitute a complete disposition of a passive activity. See "Financial Effect of the Transaction; Tax and Accounting Consequences."

Who is entitled to vote?

     Only Unit holders of record at the close of business on September 30, 2002 are entitled to receive notice of and to vote at the Meeting. See "Information Concerning the Solicitation-Voting."

If my broker holds my Units in "street name," will my broker vote my Units for me?

     The General Partner does not believe that any Units are held in the name of a broker or other financial institution on behalf of a Limited Partner as the beneficial owner of the Unit, i.e., in "street name." However, if any Units, in fact, are held in street name, your broker will vote your Units only if you provide written instructions on how to vote. In that case, you should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Note that Units held by a custodian of a self-directed individual retirement account are not deemed to be held in street name, and you would vote such Units directly. See "Information Concerning the Solicitation-Quorum; Adjournment; Abstention and Broker Non-Votes."

May I change my vote after I have submitted my Proxy?

     Yes. To change your vote you can do any of the following:

          . Give notice of your changed vote in writing mailed to the General
            Partner at the address that appears in this Proxy Statement;

          . Execute and deliver to the General Partner a subsequently dated
            Proxy; or

          . Attend the Meeting and give oral notice to the General Partner of your intention to vote in person.

     You should be aware that simply attending the Meeting will not in and of itself constitute a revocation of your Proxy. See "Information Concerning the Solicitation-Voting."

What vote is required to approve the Transaction?

     Approval of the Transaction requires the affirmative vote of the holders of a majority of the outstanding limited partnership interests of the Partnership. See "Information Concerning the Solicitation-Voting."

Has the General Partner recommended that I vote for approval of the Transaction?

     Yes. The General Partner believes that the Transaction is in the best interests of the Partnership and the Limited Partners, and recommends that the Limited Partners vote for approval of the Transaction. See "Information Concerning the Solicitation-Recommendation of the General Partner."

What do I need to do now?

     First, read this Proxy Statement carefully. Then you should, as soon as possible, submit your Proxy by executing and returning the enclosed Proxy. Your Units represented by Proxy will be voted in accordance with the instructions you specify on the Proxy. If you submit a Proxy without specifying how the Units should be voted, your Units will be voted FOR the approval of the Transaction.

Whom should I call if I have questions?

     If you have questions about the proposal, you may call Wendy Vaught at
(704) 715-7616.

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                                 PROXY STATEMENT

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     Statements in this Proxy Statement that reflect projections or expectations of future financial or economic performance, and statements of plans and objectives for future operations, or relating to the Purchase Agreement, are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as "expects", "anticipates", "approximates", "believes", "estimates", "hopes", "intends", and "plans", and variations of such words and similar expressions are intended to identify such forward-looking statements. No assurance can be given that actual results or events will not differ materially from those projected, estimated, assumed or anticipated in any such forward-looking statement. Important factors that could result in such differences, in addition to other factors noted with such forward-looking statements, include general economic conditions, local real estate conditions and weather conditions.

     Capitalized terms not otherwise defined in this Proxy Statement shall have the meanings given them in the Partnership Agreement.

                     INFORMATION CONCERNING THE SOLICITATION

General

     The General Partner, on behalf of the Partnership, is soliciting proxies for the Special Meeting of Limited Partners to be held on Thursday, November 14, 2002 at 10:00 a.m., local time, at the offices of Parker, Poe, Adams & Bernstein, L.L.P., 401 South Tryon Street, Suite 3000, Charlotte, North Carolina 28202. These proxy materials were mailed to the Limited Partners on or about October 29, 2002.

     The cost of this solicitation will be borne by the Partnership, but reimbursed by the Purchaser. Certain employees of the General Partner may solicit consents personally or by telephone, facsimile, or electronically, without additional compensation.

Voting

     Approval of the proposal set forth in the accompanying Notice of Special Meeting of Limited Partners and described herein requires the affirmative vote of the Majority Partnership Interests. Limited Partners will be able to cast one vote for each Unit owned. Returning the Proxy without indicating a choice will be deemed by the General Partner as a vote FOR the Transaction. Failure to return a Proxy will have the effect of a vote against the proposal.

     Any Limited Partner who executes and delivers a Proxy has the right to revoke it at any time before the authority conferred therein is exercised by the Partnership by delivering to the General Partner a written instrument revoking such Proxy, executing and delivering to the General Partner a subsequently dated Proxy, or attending the Meeting and giving oral notice to the General Partner of the intention to vote in person.

     Limited Partners of record at the close of business on September 30, 2002 (the "Record Date") are entitled to notice of the Meeting and to submit Proxies. On September 30, 2002 there were 3,000 outstanding Units held by 789 Limited Partners. No Limited Partner owned or controlled more than 5% of the Units as of the Record Date.

     The principal executive offices both of the Partnership and General Partner are located at 301 South College Street, NC 0170, Charlotte, North Carolina 28288-0170. The telephone number is (704) 715-7616.

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

Quorums; Adjournments; Abstentions and Broker Non-Votes

     The presence, in person or by proxy of a majority of the limited partnership interests shall constitute a quorum.

     If a quorum is not present, holders of a majority of the limited partnership interests present in person or by proxy may adjourn the meeting from time to time without further notice until a quorum shall be obtained. The persons named as proxies will vote in favor of any such adjournment to the extent they hold Proxies voting in favor of the proposal submitted to a vote at the Meeting and if they determine that such adjournment and additional solicitation are reasonable and in the interest of the Limited Partners.

     Abstentions and "broker non-votes" will not be counted as cast for or against the proposal, but will be counted for purposes of determining whether a quorum is present.

Effect of Approval

     If the proposal is approved by the Majority Partnership Interests and all conditions in connection with the closing of the Transaction are satisfied, the following actions will occur:

          (1) The Partnership will transfer ownership of the LLC Member Interests to the Purchaser in exchange for the Purchaser assuming the Released Obligations and paying the Transaction Costs and any Operating Cost Shortfalls;

          (2) The Partnership will wind up its affairs by collecting all accounts receivable due the Partnership and paying all liabilities of the Partnership;

          (3) The Partnership will distribute all remaining assets, if any, in complete liquidation of the Partnership and will notify each Limited Partner of the final calculation of his allocated loss; and

          (4) The Partnership will file a Certificate of Cancellation with the Secretary of State of North Carolina.

Recommendation of the General Partner

         The General Partner believes that the consummation of the proposed Transaction, followed by the complete liquidation of the Partnership, is in the best interests of the Partnership. Accordingly, the General Partner recommends that the Limited Partners vote FOR the approval of the Transaction for the following reasons:

          (1) Marketplace Mall no longer generates enough cash to service the Loan, and the Partnership will face significant improvement costs relating to the roof and parking lot in the near future;

          (2) The obligations of the Partnership under the Loan will be released pursuant to the Transaction;

          (3) If the Transaction is not approved, Marketplace Mall will likely be forced into foreclosure;

          (4) The General Partner believes that the terms, consideration and conditions of the Purchase Agreement are as favorable as the Partnership can reasonably expect to receive for the LLC Member Interests or Marketplace Mall; and

          (5) The Purchase Agreement will allow the sale of the LLC Member Interests to be completed promptly, thereby allowing the recognition of certain tax losses (including suspended passive losses, if any) by the Limited Partners.

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
                                 THE PARTNERSHIP

     The Partnership is a North Carolina limited partnership, which was organized in 1986 for the purpose of acquiring, owning, leasing and operating real property and the improvements located thereon. The General Partner is a North Carolina corporation with its principal office in Charlotte, North Carolina. In 1986, the Partnership sold 3,000 limited partnership units at a purchase price of $5,000 per Unit, for an aggregate purchase price of $15,000,000.

     The Partnership's principal investment objectives are to own, hold, operate, lease, sell, and otherwise deal in commercial real estate properties that offer the potential for preservation and protection of capital invested in the Partnership, cash distributions from operations of the properties, long-term appreciation in value of the properties, and protection for investors against inflation. The Partnership previously purchased and sold the following properties:

     . Mt. Pilot Shopping Center in Pilot Mountain, North Carolina, sold in September 1997;

     . Amelia Plaza Shopping Center in Fernandina Beach, Florida, sold in November 1997;

     . Town & Country Convalescent Center in Tampa, Florida; sold in July of 1996; and

     .    Country Forest Manor in Siler City, North Carolina, sold in June of
          1994.

The Partnership's assets now consist primarily of the LLC Member Interests. Marketplace LLC's assets consist primarily of Marketplace Mall and the Carmike payments, as defined below.

     Marketplace Mall is a 177,600 square foot enclosed shopping mall with a separate 20,576 square foot theater building on approximately 23 acres of land in Winston-Salem, Forsyth County, North Carolina. Marketplace Mall is currently predominantly occupied by small tenants of between 1,000 and 7,500 square feet, in addition to space of approximately 48,000 square feet occupied by Hamricks. The separate theater building, was formerly occupied by Carmike Cinemas, which declared bankruptcy during 2000, and is now vacant. Approximately 16% of the rental income of Marketplace Mall was derived from Carmike Cinemas.

     The Partnership has submitted a proof of claim for damages under a lease rejected by Carmike Cinemas, which claim totals approximately $271,000. This claim is being conveyed to the Purchaser in conjunction with the Transaction. According to terms of the Carmike Cinemas reorganization plan under Chapter 11 of the United States Bankruptcy Code, the Partnership is scheduled to receive the principal amount of the claim plus interest at a rate of 9.4% per annum through regular payments to 2007 (the "Carmike Payments"). No substantive objection to the Partnership's claim has been made. The Carmike Payments are to be made on May 31 and November 30 of each year with the final payment to be made on January 31, 2007. It is uncertain whether Carmike Cinemas will be able to make these payments at all or whether these payments will be made in accordance with the dates set forth in the bankruptcy plan. In addition, should the Carmike Payments be made, the Partnership is obligated to pay any amounts received to the lender as payment for amounts delinquent under the Loan. The delinquent amount totals $35,810.81 as of September 30, 2002. Given that Marketplace Mall is experiencing negative cash flow, it is anticipated that the delinquency will steadily increase over time. Further, if the Partnership continues to own Marketplace Mall, the General Partner expects that the Partnership faces potential costs of approximately $784,000 in the near future to repair the roof and parking lot at Marketplace Mall. Also, the Partnership would need to remain current on the Loan until such time as these payments are received. As a result, the General Partner believes it is highly unlikely that the Limited Partners would be able to realize any future cash distributions from receipt of the Carmike Payments.

     In April 1997, the Registrant satisfied the mortgage secured by Marketplace Mall with a loan obtained through the Collateralized Mortgage-backed Securities Group at First Union National Bank of North Carolina. The Loan proceeds totaled $5,400,000 at an annual interest rate of 8.875%. In April

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

2001, the General Partner ceased payment of deferred maintenance, tax and insurance premium reserves (the "Reserves") and requested permission from the lender to suspend these payments. In August 2001, that request was denied. The Partnership is currently in technical default with its lender with respect to funding of certain Reserve accounts. The lender has not declared the Loan in default. At September 30, 2002, the outstanding principal and interest due under the Loan was $5,076,668, and the unpaid amount of Reserves and other amounts due was $35,810.81.

                         DESCRIPTION OF THE TRANSACTION

Background and Reasons for the Transaction

     The Partnership acquired Marketplace Mall in 1986. In 1997, the Partnership transferred Marketplace Mall to Marketplace LLC in connection with the refinancing of the Loan. The other four assets owned by the Partnership have been sold, with the last sale occurring in November 1997.

     The General Partner then engaged Berkeley Capital Advisors, LLC, a commercial real estate brokerage company, to assist in selling Marketplace Mall. Although several purchase offers were received from various prospective buyers, these offers were either subsequently withdrawn or were in an amount insufficient to cover the outstanding principal, interest, Reserves, applicable Loan prepayment penalty, and costs of sale (such as real estate commissions). The General Partner concluded that it would be in the best interest of the Partnership to hold Marketplace Mall and accumulate the cash flow from operations, rather than sell the property for an amount which would generate little, if any, net proceeds to the Partnership.

     In 2000, Carmike Cinemas declared bankruptcy and ceased making lease payments. At the time of the Carmike bankruptcy, approximately 16% of the revenues from Marketplace Mall were generated from lease payments by Carmike Cinemas to the Partnership. As a result of the Carmike bankruptcy, the General Partner believed the value of Marketplace Mall was below the amount owing under the Loan and that the property could not be sold for an amount that would result in any cash proceeds to the Partnership unless the lender was willing to grant concessions in the form of debt forgiveness or a reduction in the payment of debt service. The lender indicated it was unwilling to grant such concessions. Since that time, Marketplace Mall has not generated sufficient cash to fully service the Loan. Although the Partnership has continued to make all scheduled payments of principal and interest on the Loan, it has not made Reserve payments in the amount of $35,810.81. Therefore, the Loan is in technical default, although the lender has not yet declared the Loan to be in default.

     The General Partner believes it is unlikely the Marketplace Mall will generate sufficient cash to fully service the Loan in the foreseeable future unless a large tenant is willing to lease space in the interior mall or lease the old Carmike Cinemas space. Recent efforts to lease this space have been unsuccessful. The General Partner believes it is in the best interests of the Partnership and the Limited Partners to dispose of Marketplace Mall in a transaction involving little or no consideration to the Partnership above the amount outstanding under the Loan, rather than waiting for the lender to foreclose on the property. See "Information Concerning the Solicitation - Recommendation of General Partner". As a result, the General Partner began seeking ways to dispose of Marketplace Mall through a conveyance of Marketplace Mall subject to the Loan in the Spring of 2002.

     In July 2002, the General Partner received an offer to purchase Marketplace Mall for $3,500,000. The General Partner determined that this offer was inadequate and terminated negotiations with the potential buyer.

     In August 2002, the General Partner began negotiations with the Purchaser to sell Marketplace Mall. Negotiations regarding the structure of the Transaction, the purchase price, the releases to be obtained by the Partnership, and the other terms and conditions of the Transaction continued through September 2002. The Partnership and the Purchaser entered into a nonbinding letter of intent dated

September 27, 2002 (the "Letter of Intent"), and entered into the Purchase Agreement on October 17, 2002.

     The General Partner believes that the Transaction is the most cost effective way to dispose of Marketplace Mall. The Transaction will release the Partnership (and its partners, agents, employees and affiliates) from any obligations or liabilities related to Marketplace Mall, including the Loan, and will minimize Transaction costs to the Partnership. It also will allow the Partnership to be liquidated and all losses to be realized by the Limited Partners. Also, if the Partnership continues to own Marketplace Mall, the General Partner expects that the Partnership faces potential costs of approximately $784,000 in the near future to repair the roof and parking lot at Marketplace Mall.

     The Purchaser's principal executive offices are located at 455 Fairway Drive, Suite 101, Deerfield Beach, Florida. The telephone number is (954) 429-9000. The general nature of the Purchaser's business is the ownership and management of commercial real estate. The Purchaser is not related to the Partnership, the General Partner, or any of their employees or affiliates.

General Terms of the Transaction

     Subject to the conditions set forth in the Purchase Agreement, the Purchaser will purchase all of the LLC Member Interests from the Partnership. As consideration for the transfer of the LLC Member Interests by the Partnership to the Purchaser, the Purchaser shall assume the Loan (and cause the Partnership to be released from the Released Obligations as described below) and pay all "Transaction Costs" and "Operating Cost Shortfalls," as defined below.

     The Purchaser shall pay all reasonable, third-party, actual out-of-pocket costs incurred by the Partnership or Marketplace LLC (excluding any state or federal income or other taxes) in connection with the Transaction before or after the closing of the Transaction (the "Transaction Costs"). Transaction Costs include, without limitation: all accounting fees and expenses, appraisal fees, attorney's fees and expenses (including costs associated with the review of Purchaser's proposal and the preparation of the Letter of Intent and the Purchase Agreement), out of pocket costs, postage, printing costs, proxy costs, Securities and Exchange Commission filing charges (including de-listing costs), costs payable to the Partnership's transfer agent or others in connection with obtaining Limited Partner votes, Loan assumption costs and fees, and Loan servicing costs and fees.

     If the Transaction closes, the Purchaser shall also be responsible for paying all property management fees to third-party managers other than the General Partner (or any affiliate or related party), expenses arising out of the normal and ordinary maintenance, repair or operation (excluding unapproved capital expenditures and unapproved expenditures necessitated by casualty or damage caused by third parties) of Marketplace Mall (collectively, "Operating Costs") to the extent not paid from the income of Marketplace Mall because such income is insufficient, and any shortfalls owed under the Loan to the extent not paid from the income of the property because such income is insufficient (collectively, "Operating Cost Shortfalls").

     If prior to the closing of the Transaction (the "Closing"), net cash flow from the Marketplace Mall exceeds the amount necessary to pay Operating Costs, then, at Closing, prior to distributing any such net cash flow, if any, to the Partners, the Partnership shall first: (i) pay the General Partner any accrued but unpaid portion of its management fee and, to the extent any such net cash flow still remains, and (ii) reimburse the Purchaser for any Transaction Costs paid by the Purchaser from the "The Partnership's Direct Expenses" category as shown on the estimate of Transaction Costs attached to the Purchase Agreement (i.e., excluding any Transaction Costs paid by the Purchaser under the "Loan
 ----
Assumption" category as shown thereon). Any net cash flow prior to Closing in excess of (i) and (ii) shall be retained by the Partnership. Additionally, the Purchaser shall be solely responsible for its own costs and expenses, including, without limitation, any brokerage fees. The Purchaser shall pay for any Transaction Costs and (at Closing) any Operating Cost Shortfalls.

     As of the execution of the Purchase Agreement, the Purchaser has deposited $71,842.69 with the Partnership, which is the amount estimated by the Partnership as necessary to cover the Transaction Costs and not previously paid by Purchaser to the Partnership upon the execution of the Letter of Intent. The deposit of $35,000.00 already paid by Purchaser to the Partnership upon the execution of the Letter of Intent and the $71,842.69 paid by Purchaser to the Partnership upon the execution of the Purchase Agreement, are collectively, in the aggregate, known as the "Contract Deposit." If Purchaser fails to perform any of its obligations under the Purchase Agreement, the Partnership's sole and exclusive remedy shall be retention of the Contract Deposit; provided that this limitation does not apply to certain indemnity obligations owed by Purchaser under the terms of the Purchase Agreement. The Partnership shall be entitled to draw against the Contract Deposit as Transaction Costs are incurred. If at any time prior to Closing the balance remaining of the Contract Deposit falls below $50,000.00, the Partnership shall notify Purchaser, with appropriate evidence of expenditures, and Purchaser shall promptly provide the Partnership with such additional funds as are reasonably estimated by the Partnership to complete the Transaction.

     The Partnership shall be entitled to retain (but utilize for Transaction Costs only) any unused Contract Deposit for a period of up to 90 days following the earlier of Closing or the termination of the Purchase Agreement at which time (the "Refund Date") any remaining balance of the Contract Deposit in excess of any remaining obligations for Transaction Costs, shall be returned to Purchaser. Any portion of the Contract Deposit expended by the Partnership for Transaction Costs prior to the Refund Date shall be non-refundable for any reason; provided, however, that if following mutual execution of the Purchase Agreement by both parties (i) Purchaser shall terminate the Purchase Agreement following a material default by the Partnership under the Purchase Agreement that is not cured within ten days following receipt of written notice from Purchaser; or (ii) the Purchase Agreement is terminated solely as a result of the Partnership's failure to obtain approval of the Transaction from a sufficient number of the Limited Partners (as required by the Partnership Agreement), then Purchaser shall be entitled to a refund of any Transactions Costs paid by Purchaser at such time, if ever, as excess cash flow is received by the Partnership from Marketplace Mall operations and such excess cash flow is available for the payment of the same, after payment of the current debts and obligations of the Partnership or Marketplace Mall (including without limitation, any escrows or other obligations required in connection with the Loan, and any administrative expenses of the Partnership or the General Partner, including fees payable to the General Partner), but before the making of any distributions to the Limited Partners. The Partnership's obligation to refund such costs shall be an unsecured account payable and shall be Purchaser's sole remedy for the Partnership's default.

Representations and Warranties

     The Partnership represents and warrants to the Purchaser that, except as otherwise provided for in the Purchase Agreement, the sale of the LLC Member Interests is being made on an "as-is" basis. The Partnership further represents and warrants to the Purchaser that it will deliver the LLC Member Interests free and clear of any and all encumbrances at the Closing and that to the best of its knowledge, other than the Carmike Cinemas bankruptcy (the claim to which shall be retained by Marketplace LLC and, therefore, be conveyed to the Purchaser), there are no legal proceedings pending against Marketplace Mall or Marketplace LLC, there are no liens against the Marketplace Mall other than liens of record associated with the Loan and the lien for property taxes for the current and subsequent years, and neither the Partnership nor Marketplace LLC have received notice or have knowledge that Marketplace Mall or any portion of the property thereof, violates any applicable laws, and that Marketplace Mall has all material licenses and permits required for Marketplace LLC to operate Marketplace Mall as presently operated.

     The Partnership and the Purchaser also make other representations and warranties as are typical of this type of transaction.

Covenants and Closing Conditions

     The Partnership's obligations under the Purchase Agreement will be conditioned upon the Partnership's receiving approval of the Transaction by the Majority Partnership Interests in accordance with the terms of Partnership Agreement and all applicable laws. Furthermore, the Partnership's obligations will be conditioned upon its receipt of evidence satisfactory to the Partnership that the lender and servicer under the Loan consent to the Transaction and that the Partnership (and its partners, agents, employees and affiliates) are released from the Released Obligations relating to the Loan by the lender and are released from the Released Obligations by the Purchaser. The Purchaser will cooperate with the Partnership in all reasonable respects in seeking to obtain such consent.

     The Purchaser shall be responsible for its own fees and expenses and all Transaction Costs incurred by the Partnership.

     Except as otherwise provided in the Purchase Agreement, neither the Partnership nor any agent or other representative of the Partnership shall (i) solicit, initiate or encourage the submission of, any Acquisition Proposal (as defined in the Purchase Agreement), (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. The Partnership shall promptly advise Purchaser of any inquiries with respect to any Acquisition Proposal.

     The Purchase Agreement also contains other closing conditions and indemnity provisions as are typical of this type of transaction.

Closing

     The Closing shall occur on or before the five business days after the date as of which all of the conditions are satisfied and all approvals necessary to consummate the Transaction are obtained.

Termination

     The Purchaser may terminate the Purchase Agreement by written notice to the Partnership (i) if Purchaser is unsatisfied with the results of its inspections or for any other reason or for no reason, at any time on or before the expiration of 30 days following the date of the Purchase Agreement, or (ii) in the event the conditions to Closing do not occur on or before December 31, 2002, as such date may be extended by the Purchaser for periods not exceeding 60 days in the aggregate. In the event that the Purchase Agreement shall be terminated, the Partnership shall have, as its sole remedies, the remedies available to it under the Purchase Agreement. As of the date of this Proxy Statement, the General Partner has no reason to believe that the conditions precedent to the Transaction will not be fulfilled or that the LLC Member Interests will not be sold substantially in accordance with the terms and conditions of the Purchase Agreement.

     The foregoing information describes material aspects of the Transaction. This description does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is included as Appendix A to this Proxy Statement and incorporated herein by reference. All Limited Partners are urged to read the Purchase Agreement in its entirety.

FINANCIAL EFFECT OF THE TRANSACTION; TAX AND ACCOUNTING CONSEQUENCES

     The Partnership will not receive any proceeds from the sale of the LLC Member Interests and does not expect to incur any expenses in connection with the Transaction, other than those expenses to be reimbursed by the Purchaser as Transaction Costs. See "Description of the Transaction; General Terms of the Transaction."

     For tax purposes, the aggregate tax basis in Partnership interests currently is estimated to be $3,500,000. Assuming that rental real estate loss from operations in 2002 will be approximately the same as in 2001 and assuming the write-off of certain intangible assets, such as unamortized Loan costs, then upon the consummation of the Transaction and liquidation of the Partnership, there will be an aggregate loss of $3,500,000 allocated against the aggregate tax basis as follows:

     Beginning Tax Basis.......................................$3,500,000

     Rental Real Estate Loss for 2002............................(600,000)

     Loss on Disposition of Property

          Estimated Loan balance......$5,200,000

          Basis in Property...........(6,760,000)
                                      -----------

            Net Section 1231 Loss..............................(1,560,000)

            Long-term Capital Loss.............................(1,340,000)
                                                               -----------

     Ending Tax Basis                                                  $0

     Because the Partnership is a partnership for federal and state income tax purposes, the loss will be passed through to the Partners in proportion to their ownership of the Units. Based on the foregoing estimates, for tax purposes, each Unit upon liquidation of the Partnership will be allocated a rental real estate loss of approximately $200, a net Section 1231 Loss from disposition of the LLC Member Interests of approximately $520 and a long-term capital loss of approximately $447. The General Partner will provide further information as it becomes available.

     Under generally accepted accounting principles, upon consummation of the Transaction, the Partnership will remove the net assets sold from its consolidated balance sheet and record the gain or loss on the sale, net of Transaction costs, including applicable state and federal income taxes (if any), in its consolidated statements of operations.

     After the Partnership has paid all of its expenses, the General Partner will distribute any remaining cash to the Partners. Because the Transaction does not generate any cash proceeds for the Partnership and because the expenses of winding up the Partnership are expected to equal approximately the amount of cash currently on hand, the General Partner believes that cash to be distributed to the Partners, if any, will be minimal.

     Set forth in Appendix B is a table showing, since the inception of the Partnership in 1986 through 2001, tax gains and losses generated by the operations of the Partnership and cash distributions to the Partners over that period. This information has been provided previously to the Limited Partners and is included with this Proxy Statement for convenience of reference.

     The General Partner is not in a position to advise the Limited Partners as to the effect of the sale of the LLC Member Interests on an individual Limited Partner's federal, state, or local income tax liability, and each Limited Partner is encouraged to consult with its own income tax advisors to determine how the proposed transaction will affect it or its income tax liability. The tax treatment of a Limited Partner may vary depending upon such Limited Partner's particular situation. Certain Limited Partners (including tax-exempt organizations and other tax-exempt retirement plans) may be subject to special rules and may not obtain a tax benefit from their respective share of the losses generated from the Transaction.

     The General Partner does not believe that the vote of the Limited Partners approving or disapproving of the sale of substantially all of the assets of the Partnership will subject the Limited Partners to liability as general partners under the North Carolina Revised Uniform Limited Partnership Act or under the laws of such other jurisdictions in which the Partnership is qualified or owns property, or will change the Partnership's status for tax purposes.

                             RELATED PARTY INTERESTS

     Pursuant to the Partnership Agreement, the General Partner is entitled to a 1% interest in the Net Profit and Loss of the Partnership, other than that attributable to a Sale. Net Loss of the Partnership attributable to a Sale will be allocated as follows:

             (a) First, to the extent possible, to one or more of the Partners in the minimum aggregated amount necessary to bring each Partner's capital account into the same ratio with the sum of the capital accounts of all Partners as his Adjusted Capital Contribution bears to the sum of the Adjusted Capital Contributions of all Partners; and

             (b) Second, the balance, if any, of Net Loss shall be allocated 99% to the Limited Partners as a class and 1% to the General Partner.

     In addition, the General Partner is entitled to receive certain fees specified in the Partnership Agreement upon the occurrence of certain events. However, neither the Transaction, nor the subsequent liquidation of the Partnership will result in the payment of any fees to the General Partner.

     J. Christopher Boone, a former officer of the General Partner and currently an affiliate of the General Partner, owns four Units, which is less than one percent of the outstanding Units. Except as described above, neither the General Partner, nor any employees, associates or affiliates of the General Partner, have any interest in the Transaction.

     All capitalized terms contained in this section, and not otherwise defined herein, are defined in the Partnership Agreement.

                             SELECTED FINANCIAL DATA

     The following tables present selected financial data for the Company as of and for the respective interim periods ended June 30, 2002 and as of and for each of the years in the five-year periods ended December 31, 2001. This information has been derived from the financial statements of the Company, including the unaudited financial statements of the Company in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, and audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, and should be read in conjunction therewith and with the notes thereto. Historical results are not necessarily indicative of results to be expected for any future period. In the opinion of the Company's management, all adjustments (which include normal recurring adjustments and those related to the adoption of any new accounting principles) necessary to arrive at a fair statement of interim results of operations have been included. Results for the six-month period ended June 30, 2002 are not necessarily indicative of results that may be expected for any other interim period or for the year as a whole.

                              Six Months Ended June 30,                             Years Ended December 31,
                            -----------------------------     --------------------------------------------------------------------
                                 2002           2001              2001         2000          1999          1998          1997
                                 ----           ----              ----         ----          ----          ----          ----
Operating Revenues           $   224,662   $   269,260      $    865,448  $ 1,117,881  $  1,136,418  $  1,243,837   $ 1,821,333
Net Income (Loss)                (68,158)       (6,910)       (1,166,723)    (299,524)     (234,504)   (1,514,933)      382,685
Cash Distributions to
     Limited Partners                  0       375,000           375,000            0       450,000             0     2,250,000
Cash Distributions per
     Unit                              0           125               125            0           150             0           750
Total Assets                   4,126,806     4,196,218         4,196,218    5,808,670     6,178,911     6,955,223     8,674,668
Long-Term Debt                 5,057,814     5,100,422         5,100,422    5,176,029     5,243,891     5,307,196     5,359,624
Partners' Equity              (1,126,909)   (1,028,824)       (1,028,824)     512,899       812,423     1,496,927     3,011,860

                                 OTHER BUSINESS

     At the date of this Proxy Statement, the General Partner knows of no other business that may properly come before the Meeting. However, if any other matters properly come before the Meeting, the persons named in the enclosed form of Proxy will vote the proxies received in response to this solicitation in accordance with their best judgment on such matters.

                          PROPOSALS OF LIMITED PARTNERS

     The Partnership does not hold regular or annual meetings of Limited Partners. Proposals of Limited Partners that are intended to be presented at a future meeting must be received by the Partnership by a reasonable time prior to the Partnership's printing and mailing of proxies relating to such future meeting. Limited Partner proposals must meet the requirements of Rule 14a-8 under the Securities and Exchange Act of 1934, as amended, and the Partnership Agreement and there is no guarantee that any proposal will be presented at a meeting.

                                           By the General Partner

                                           ISC Realty Corporation
                                           By: Jeffrey Harpel
                                               Senior Vice President

Dated: October 29, 2002
Charlotte, North Carolina

                                   APPENDIX A

                         LLC INTEREST PURCHASE AGREEMENT
                             (Marketplace Mall, LLC)

     This LLC INTEREST PURCHASE AGREEMENT (this "Agreement") is entered into this 17th day of October, 2002 by and among Samco Properties, Inc., a Florida corporation (the "Purchaser"), Marketplace Income Properties, a North Carolina limited partnership (the "Seller") and Marketplace Mall, LLC, a Delaware limited liability company (the "LLC").

     WHEREAS, the Seller is the sole member of the LLC and owns one hundred percent (100%) of the membership and other legal and beneficial interests in the LLC, and the Seller wishes to sell and the Purchaser wishes to purchase same (the "Interests"); and

     WHEREAS, the Seller and the Purchaser have entered into this Agreement to set forth the terms of such sale;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Sale of Interests; Purchase Price; No Other Distributions. Upon the terms and subject to the conditions of this Agreement, the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, the Interests and Seller (and its partners, agents, employees and affiliates) (collectively, "Released Parties"), as and to the extent provided in this Agreement, shall be released from any and all obligations and liabilities arising directly or indirectly out of (a) the LLC, (b) the shopping center owned by the LLC known as "Market Place Mall" (the "Property"), and (c) any obligations of the LLC, including without limitation, the loan to the LLC by First Union National Bank of North Carolina as evidenced by a $5,400,000.00 Promissory Note dated March 25, 1997 (the "Loan") (which is the LLC's only loan obligation) (items (a) through (c) collectively, the "Released Obligations"). The "Purchase Price" for the Interests shall consist of Purchaser's assumption of the Loan and payment of all "Transaction Costs" and "Operating Cost Shortfalls" as defined below. Purchaser shall pay all reasonable, third-party, actual out-of-pocket costs incurred by Seller or the LLC (excluding any state or federal income or other taxes) in connection with the transaction before or after the Closing, as estimated in a budget attached hereto as Exhibit A (the "Budget"). The Budget includes, without limitation: all accounting fees and expenses, appraisal fees, attorney's fees and expenses (including costs associated with the review of Purchaser's proposal and the preparation of the Letter of Intent dated September 27, 2002 and this Agreement), out of pocket costs, postage, printing costs, proxy costs, SEC filing charges (including de-listing costs), costs payable to Seller's transfer agent or others in connection with obtaining limited partner consents, loan assumption costs and fees, and loan servicing costs and fees (collectively, "Transaction Costs"). If Purchaser closes, Purchaser shall also be responsible for paying all property management fees to third-party managers other than the general partner of the Seller (or any affiliate or related party), expenses arising out of the normal and ordinary maintenance, repair or operation (excluding unapproved capital expenditures and unapproved expenditures necessitated by casualty or damage caused by third parties) of the Property (collectively, "Operating Costs") to the extent not paid from the income of the Property because such income is insufficient, and any shortfalls owed under the Loan to the extent not paid from the income of the Property because such income is insufficient (collectively, "Operating Cost Shortfalls"). To the actual knowledge of James A. Gray, based upon the property manager's report dated September 27, 2002, there were no operating cost shortfalls as of such date other than approximately $21,021.27 in accounts payable (including the September reserve payment owed under the Loan). Prior to Closing, if net cash flow from the Property exceeds the amount necessary to pay Operating Costs, then, at Closing, prior to distributing any such net cash flow, if any, to Seller's limited partners, Seller shall first: (i) pay its general partner any accrued but unpaid portion of its management fee (Seller represents that no accrued fees are owed to the general partner as of the date of the Letter of Intent other than the fee payable in arrears for the current quarter ending September 30, 2002 in the amount of $6,000.00); and, to the extent any such net cash flow still remains, (ii) reimburse Purchaser for any Transaction Costs paid by Purchaser from the "Seller's Direct Expenses" category as shown on the estimate of Transaction Costs attached to the Agreement on Exhibit A (i.e. excluding any Transaction Costs paid by Purchaser under the "Loan Assumption" category as shown thereon). Any net cash flow prior to Closing in excess of (i) and (ii) shall be retained by Seller. The Seller (a) acknowledges to the LLC and the Purchaser that the Seller will not receive any other distributions or payments from the LLC and (b) waives all of the Seller's rights to any distributions or payments of any kind or nature whatsoever from the LLC.

     2. Contract Deposit. As of the execution of this Agreement, Purchaser shall deposit $71,842.69 with the Seller which is the amount estimated by Seller as necessary to cover the Transaction Costs as set forth in the Budget attached hereto on Exhibit A and not previously paid by Purchaser to Seller upon execution of the Letter of Intent. The deposit of $35,000.00 already paid by Purchaser to Seller upon the execution of the Letter of Intent and the $71,842.69 paid by Purchaser to Seller upon execution of this Agreement are collectively, in the aggregate, hereinafter referred to as the "Contract Deposit." If Purchaser fails to perform any of its obligations under this Agreement, Seller's sole and exclusive remedy shall be retention of the Contract Deposit paid by Purchaser hereunder; provided that this limitation shall not apply to any indemnity obligations owed by Purchaser under the terms of this Agreement with respect to damage to property or injury to (or death of) persons arising from Purchaser's inspections. Seller shall be entitled to draw against the Contract Deposit as Transaction Costs are incurred pursuant to the Budget and Seller shall periodically provide Purchaser, following Purchaser's request (on not more than a weekly basis) with a summary, including (without limitation, invoices and paid receipts) of the Transaction Costs paid with the Contract Deposit. If at anytime (and from time to time) prior to Closing, the balance remaining of the Contract Deposit falls below $50,000.00, Seller shall notify Purchaser, with appropriate evidence of expenditures to be incurred in accordance with the Budget, and Purchaser shall promptly provide Seller with such additional funds as are reasonably estimated by Seller to complete the Transaction (which funds shall be added to the Contract Deposit and disbursed by Seller as set forth above). Seller shall be entitled to retain (but utilize for Transaction Costs only) any unused Contract Deposit for a period of up to ninety
(90) days following the earlier of Closing or the termination of this Agreement, at which time (the "Refund Date") any remaining balance of the Contract Deposit in excess of any remaining obligations for Transaction Costs, shall be returned to Purchaser. Any portion of the Contract Deposit expended by Seller for Transaction Costs prior to the Refund Date shall be non-refundable for any reason other than; (a) a termination of this Agreement by Purchaser due to a material default by Seller under this Agreement and such material default is not cured within ten (10) days following receipt of written notice from Purchaser; or (b) this Agreement is terminated solely as a result of Seller's failure to obtain approval of the transaction (after an actual vote has been completed) from a sufficient number of its limited partners (as required by Seller's partnership agreement). If the Agreement is terminated as described in the immediate preceding sentence, then Purchaser shall be entitled to a refund of any Transactions Costs paid by Purchaser (which were paid either from the Letter of Intent Deposit or the Contract Deposit, or both) at such time, if ever, as excess cash flow is received by Seller from Property operations and such excess cash flow is available for the payment of the same, after payment of the current debts and obligations of Seller or the Property (including without limitation, any escrows or other obligations required in connection with the Loan, and any administrative expenses of Seller or its general partner, including fees payable to the Seller's general partner), but before the making of any distributions to Seller's limited partners. Seller's obligation to refund such costs shall be an unsecured account payable and shall be Purchaser's sole remedy for Seller's default under this Agreement.

     3. Closing of Transaction. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of the Purchaser's counsel in Charlotte, North Carolina (or at such other location as the parties may agree) on or before five (5) business days after the date as of which all of the conditions are satisfied and all approvals necessary to consummate the transaction as set forth in Section 7 of this Agreement are obtained. The Closing shall be deemed effective as of the close of business on the date on which the Closing is actually held, and such time and date are sometimes referred to herein as the "Closing Date."

     4.  Inspection.

         a. It is understood and agreed by the parties hereto that Seller makes no warranties or covenants as to the suitability of the Property for Purchaser's intended use and Seller is under no obligation to alter any condition of the Property as it exists as of the date of this Agreement. During the term of this Agreement, Purchaser shall be entitled to access the Property and the books and records of the Property to conduct such inspections as it deems appropriate, including, without limitation, any investigations to determine if the following matters shall be satisfactory to Purchaser:

             (i) The physical condition of the Property including any tests for electromagnetic field (EMF) radiation from any power lines, that Purchaser may choose to conduct;

             (ii)  Title to and survey of the Property; and

             (iii) The books and records of the LLC.

         b. If Purchaser, in its sole and absolute discretion, is unsatisfied with the results of its inspections or for any other reason, or for no reason, Purchaser may terminate this Agreement at any time on or before the expiration of thirty (30) days following the date of this Agreement (the "Inspection Period") by delivery of written notice of termination to Seller prior to the termination of the Inspection Period, in which case Seller shall refund the unused portion of the Contract Deposit. Purchaser's failure to terminate during the Inspection Period shall not constitute a waiver of any condition precedent to Closing or any other obligation of Seller hereunder except that Purchaser shall no longer be entitled to a refund of the unused portion of the Contract Deposit unless:

             (i) this Agreement is terminated by Purchaser due to a material default by Seller under this Agreement and such material default is not cured within ten (10) days following receipt of written notice from Purchaser; or

             (ii) this Agreement is terminated solely as a result of Seller's failure to obtain approval of the transaction (after an actual vote has been completed) from a sufficient number of its limited partners (as required by Seller's partnership Agreement).

         c. Purchaser, its employees, agents and contractors shall have the right during the term of this Agreement to go upon the Property to conduct soil borings and other geological and wetlands studies, to conduct the survey and any environmental, topographical and landscaping tests or studies, and to conduct any other tests or examinations deemed reasonably necessary by Purchaser. Purchaser covenants and agrees to indemnify and hold harmless Seller from any and all loss, liability, costs, claims, demands, damages, actions, causes of action, or suits arising out of or in any manner related to the exercise by Purchaser of Purchaser's rights under this section.

     5. Representations and Warranties of the Seller. The Seller represents and warrants to the Purchaser as follows:

         a. Except as otherwise provided for herein, the sale of the Interests is being made on an AS-IS basis.

         b. At the time of the execution of this Agreement the Seller is, and at the Closing the Seller will be, the sole owner of the Interests, free and clear of any and all Encumbrances (as defined below). The Seller shall deliver to the Purchaser at the Closing the Interests free and clear of any and all Encumbrances. The Interests represent all of the ownership interests of the Seller in the LLC.

         c. Except as otherwise provided for herein, the execution and delivery of this Agreement and the LLC Interests Power (as defined below), the consummation of the transactions contemplated hereby and thereby, and the compliance by the Seller with and the fulfillment of the terms, conditions and provisions hereof and thereof do not and will not: (i) contravene, breach or constitute an event of default under any agreement or contract to which the Seller is a party or to which the Interests are bound, or result in the creation or imposition of any Encumbrance upon the Interests or (ii) require the approval, consent, authorization or act of, or the making by the Seller of any declaration, filing or registration with, any Person (as defined below). Neither the Seller nor any Person acting on behalf of the Seller has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

         d. To the best of Seller's knowledge, the LLC's books and records, and those of the Property (including the rent roll), are true and correct in all material respects and disclose all material assets and liabilities of the LLC and of or relating to the Property.

         e. To the best of Seller's knowledge, other than the Carmike Cinemas bankruptcy (the claim to which shall be retained by the LLC), there are no legal proceedings pending against the Property, or the LLC, nor to Seller's knowledge, without investigation, are there any liens against the Property other than liens of record associated with the Loan and the lien for property taxes for the current and subsequent years.

         f. To Seller's knowledge, without investigation, neither Seller nor the LLC have received notice or have knowledge that the Property or any portion thereof, violates any applicable laws and the Property has all material licenses and permits required for the LLC to operate same as presently operated.

         g. The Seller is the fee simple owner of the Property. The Property and the tenant leases and other tangible and intangible personal property relating to the Property (including the claim, by the LLC, in the United States Bankruptcy Court relating to the bankruptcy of Carmike Cinemas) are the only assets of the LLC. During the term of this Agreement, the LLC will not sell, transfer, convey or grant Encumbrances upon any of its properties or assets, including (without limitation) the Property.

         h. As used in this Section 5, "Seller's knowledge" shall mean the actual knowledge, without investigation of James A. Gray.

     6.  Covenants and Agreements.

         a. At the Closing, the Seller shall deliver to the Purchaser (a) an executed LLC Interests Power, in the form attached hereto as Exhibit B (the "LLC Interests Power); (b) all consents, waivers or approvals, if any, required in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, the consents described in Section 7b below; (c) the certificate contemplated by Section 8a hereof, executed by the Seller; and (d) such other instruments of transfer, executed by the Seller, as may be necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Interests to the Purchaser, including, without limitation, corporate resolutions of the general partner of Seller. Upon receipt of the LLC Interests Power, the Purchaser shall simultaneously execute all documents and pay such other amounts, if any, to satisfy Seller that it has paid the Purchase Price to the Seller.

         b. The Seller shall refrain from taking any action which would render any representation or warranty of the Seller contained in this Agreement inaccurate as of the Closing Date. Except as provided herein, neither the Seller nor any agent or other representative of the Seller shall (i) solicit, initiate or encourage the submission of, any Acquisition Proposal (as defined below),
(ii) enter
into any agreement with respect to any Acquisition Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Seller shall promptly advise Purchaser of any inquiries with respect to any Acquisition Proposal. From time to time following the Closing, the Seller shall execute and deliver, or cause to be executed and delivered, to the Purchaser such other instruments of conveyance and transfer as the Purchaser may reasonably request or as may be otherwise necessary to effectively convey and transfer to, and vest in, the Purchaser any part of the Interests. The LLC shall take such steps as are necessary to record the transfer of the Interests to the Purchaser.

         c. At Closing, Seller shall deliver, or cause the LLC to deliver, all books and records of, or relating to, the LLC, its assets or properties, to Purchaser.

         d. Within the first ten (10) days following the date of execution of this Agreement, Seller shall provide to Purchaser: (i) a schedule of all personal property owned by the LLC; (ii) true and correct copies of Seller's, its general partner's and the LLC's constituent documents and evidence of Seller's, its general partner's and the LLC's formation and good standing in the states of their formation; (iii) copies of all title insurance policies and surveys, and copies of the title exceptions contained in the policies; (iv) true and correct copies of all Loan documents; and (v) a UCC search as to Seller, its general partner and the LLC; and (v) true and correct copies of the files held by the attorney representing Seller in the Carmike Cinemas bankruptcy.

         e. During the term of this Agreement, Seller shall: (i) cause the LLC to continue to operate its business and activities as presently conducted; (ii) not change the managing agent of the Property; (iii) not enter into any new leases, contracts, commitments or agreements, or amend, modify, extend or terminate any existing leases, contracts, commitments or agreements, without the prior written consent of Purchaser (which shall not be unreasonably withheld or delayed); (iv) cause the LLC to continue to pay all Taxes and charges associated with the LLC's activities as and when due to the extent the LLC has available cash flow; and (v) continue to maintain the existing hazard and liability insurance coverages on the Property.

     7. Conditions To Obligations Of the Seller At The Closing. The obligations of the Seller to perform this Agreement at the Closing are subject to the satisfaction at or prior to the Closing of the following condition, unless waived in writing by the Seller:

         a. Seller's receiving approval of the transaction by its partners in accordance with the terms of the Seller's partnership agreement and all applicable Laws (including SEC regulations).

         b. Receipt of documentation satisfactory to Seller that the lender and servicer of the Loan consent to the transaction and the Released Parties are released from the Released Obligations relating to the Loan by the Lender and that the Released Parties are released from the Released Obligations by the Purchaser. Seller shall promptly initiate and thereafter diligently pursue the activities under which it shall seek to obtain such consents of the lender and servicer of the Loan, and of Seller's partners. Purchaser agrees to cooperate with Seller in all reasonable respects.

     8. Conditions To Obligations Of the Purchaser At The Closing. The obligations of the Purchaser to perform this Agreement at the Closing are subject to the satisfaction at or prior to the Closing of the following conditions, unless waived in writing by the Purchaser:

         a. The representations and warranties made by the Seller in this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date. The Seller shall have performed all obligations required to be performed by the Seller under this Agreement, and complied with all covenants for which compliance by the Seller is required under this Agreement, prior to or at the Closing, including, without limitation, delivery of the LLC Interests Power. There shall have been delivered to the Purchaser a certificate with respect to this Section 8a, dated the Closing Date, signed by the Seller.

         b. Between the date hereof and the Closing, there shall have been (i) no material adverse change in the assets of the LLC or (ii) no material damage to the assets of the LLC by fire, flood, casualty, act of God or the public enemy or other cause, regardless of insurance coverage for such damage. No action, suit, investigation or proceeding shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

     9. Indemnity. The Seller hereby agrees to indemnify and save the Purchaser and the LLC harmless from and against, for and in respect of, any and all damages, losses, obligations, liabilities, demands, judgments, injuries, penalties, claims, actions or causes of action, encumbrances, costs, and expenses (including, without limitation, reasonable attorneys' fees), suffered, sustained, incurred or required to be paid by either of the Purchaser or the LLC arising out of, based upon, in connection with, or as a result of: (a) the untruth, inaccuracy or breach of any representation and warranty of the Seller contained in or made pursuant to this Agreement; or (b) the breach or nonfulfillment of any covenant or agreement of the Seller contained in this Agreement or in any other agreement, document or instrument delivered hereunder or pursuant hereto. The Purchaser hereby agrees to indemnify and save the Seller and the LLC harmless from and against, for and in respect of, any and all damages, losses, obligations, liabilities, demands, judgments, injuries, penalties, claims, actions or causes of action, encumbrances, costs and expenses (including, without limitation, reasonable attorneys' fees), suffered, sustained, incurred or required to be paid by either of the Seller or the LLC arising out of, based upon, in connection with, or as a result of: (a) subject to Section 2 above, the untruth, inaccuracy or breach of any representation and warranty of the Purchaser contained in or made pursuant to this Agreement, (b) subject to Section 2 above, the breach or nonfulfillment of any covenant or agreement of the Purchaser contained in this Agreement or in any other agreement, document or instrument delivered hereunder or pursuant hereto, or (c) the operation and use of the Property and activities of the LLC occurring after the Closing Date.

     10. Certain Taxes and Expenses. All Taxes which may be due or payable in connection with the consummation of the transactions contemplated hereby shall be paid by the Seller. The Purchaser shall be responsible for the payment of its own fees, costs and expenses incurred in connection with the negotiation and consummation of the transactions contemplated hereby and the Seller shall not be liable to the Purchaser for the payment of any such fees, costs and expenses. The Seller shall bear and be responsible for any and all federal and state income Taxes, on the Seller's share of the LLC's taxable income for all periods ending on or before the close of business on the Closing Date.

     11. Termination. The Purchaser may terminate this Agreement by written notice to the Seller in the event the conditions to Closing under Section 6 of this Agreement do not occur on or before December 31, 2002, as such date may be extended by Purchaser for one or more periods not exceeding sixty (60) days in the aggregate. In the event that this Agreement shall be terminated as described above or for any other reason, the Seller shall have, as its sole remedy, the remedies available to it under Sections 2 and 4 of this Agreement.

     12. Entire Agreement; Amendments. This Agreement and the Exhibit referred to herein contain the entire understanding of the parties hereto with regard to the subject matter contained herein, and supersede all prior agreements, understandings or letters of intent between the parties hereto. This Agreement shall not be amended or supplemented except by a written instrument signed by the parties hereto. Headings are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     13. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by such party. The failure of any party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach. If the date for performance of an obligation hereunder shall be on other than a business day, the time for performance shall be extended to the next business day.

     14. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally or sent by overnight delivery or courier, addressed as follows:

     If to the Purchaser, to:


     Sam Spiegel, President

     Samco Properties, Inc.

     455 Fairway Drive

     Deerfield Beach, Florida 33441



     If to the Seller, to:

James A. Gray

     Director

     Wachovia Securities

     Real Estate and Financial Services Investment Banking

     301 South College Street, 17th Floor

     Charlotte, North Carolina 28288-0170

     or to such other address as such party may indicate by a notice delivered to the other Parties; provided that notice of change of address shall be effective only upon receipt thereof. All such notices and other communications shall be deemed effective (a) if by personal delivery, upon receipt, or (b) if by overnight delivery or courier, on the first business day after the date of mailing, provided notice is sent on a business day between the hours of 9:00 a.m. and 5:00 p.m., recipient's time, but if not then upon the following business day.

     15. Other Definitions.

     "Acquisition Proposal" means any proposal or offer to acquire in any manner, directly or indirectly, any or all of the Interests and/or the Property.

     "Encumbrance" shall mean any lien, option, pledge, encumbrance, hypothecation, security interest, contractual right to purchase or restriction or interest of any kind or nature.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, federal, state or local governmental body or other entity.

     "Taxes" means any foreign, federal, state, local or foreign gross or net income, intangible, alternative or add-on minimum, value-added, gross or net income, gross receipts, property, windfall profit, severance, production, ad valorem, sales, use, transfer, gains, license, excise, employment, payroll, withholding or minimum tax, documentary stamp tax, recording fee or any other tax custom, duty, governmental fee or other like assessment or charge, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental body.

     16. Miscellaneous. This Agreement shall be governed by the laws of the State of North Carolina, without giving effect to its conflict of law principles. This Agreement may be executed by one or more facsimile signatures and may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. The representations, warranties and covenants made by the Seller in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated herein. The rights of any party under this Agreement shall not be assignable by such party without the prior written consent of the other party. No such assignment by any party shall relieve it or him of its or his obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted assigns, heirs and legal representatives. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties (and their respective permitted assigns, heirs and legal representatives) any right, remedy or claim under or by reason of this Agreement. In the event of litigation concerning this Agreement, the prevailing party shall be entitled to be reimbursed its costs and expenses including, without limitation, reasonable attorneys' fees at trial and appellate levels.

                      [Signatures Appear on the Next Page]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                               PURCHASER:

                               Samco Properties, Inc.


                               By: /s/Sam Spiegel
                                   ---------------------------------------------
                                   Sam Spiegel, President

                               SELLER:

                               Marketplace Income Properties,
                               a North Carolina limited partnership

                               By: ISC Realty Corporation, a North Carolina
                                   corporation, General Partner

                               By: Name:  /s/ Jeffrey Harpel
                                          --------------------------------------
                                  Title:  Sr. Vice President
                                          --------------------------------------

                               LLC:

                               Marketplace Mall, LLC,
                               a Delaware limited liability company

                                 By: Marketplace Income Properties,
                                     a North Carolina limited partnership,
                                Manager

                               By: ISC Realty Corporation,
                                   a North Carolina corporation, General Partner

                               By: Name   /s/ Jeffrey Harpel
                                          --------------------------------------
                                   Title: Sr.Vice President
                                          --------------------------------------

                                     EXHIBIT A

                                     Budget
                                     ------


MARKETPLACE MALL
TRANSACTION COST ESTIMATE

                                                                                                         Deposit
                                                                                     Deposit Paid     Payable Upon
                                                                                         Upon         Execution of
                                                             Total Buyer Costs       Execution of         This
Category                                                          Estimate         Letter of Intent    Agreement
----------------------------------------------------------------------------------------------------------------------
Seller's Direct Expenses:
          Transfer Agent                                     $     5,000.00        $  5,000.00       $         -
          Atty. Fee's Re: Proxy/SEC                          $    10,000.00        $ 10,000.00       $         -
          Seller's Atty. Fee's Letter of Intent/Contract     $     7,500.00        $  7,500.00       $         -
          Seller's Appraisal                                 $     5,000.00        $  5,000.00       $         -
          Seller/Assumption Package Prep                     $     2,500.00        $  2,500.00       $         -
          Seller's Tax Analysis Fee (for LP Proxy)           $     5,000.00        $  5,000.00       $         -

Loan Assumption:
          Assumption Application Fee                         $     5,000.00        $         -       $  5,000.00
          Servicer's Counsel Fee                             $     8,000.00        $         -       $  8,000.00
          Assumption  Fee (1%)                               $    37,842.69        $         -       $ 37,842.69
          Servicer's Escrow Setup/Closing Fee                $     1,000.00        $         -       $  1,000.00

Contingency                                                  $    20,000.00        $         -       $ 20,000.00
Total:                                                       $   106,842.69        $ 35,000.00       $ 71,842.69
                                                             ==============        ===========       ===========

*Note, these estimates do not include Buyer's attorney's fees, due diligence expenses, or potential shortfall's under the loan, all of which are Buyer's expense.

                                    EXHIBIT B

                ASSIGNMENT OF INTERESTS IN MARKETPLACE MALL, LLC

     For value received, Marketplace Income Properties, a North Carolina limited partnership ("MIP"), hereby sells, assigns, transfers and conveys to Samco Properties, Inc., a Florida corporation ("Samco") all of the "Interests" (as defined in that LLC Interest Purchase Agreement (the "Purchase Agreement") last dated October 17th, 2002, naming MIP as seller and Samco ("Samco") as purchaser) in Marketplace Mall, LLC, a Delaware limited liability company (the "LLC") and hereby irrevocably constitutes and appoints _________________ as attorney-in-fact to transfer said LLC interests on the books of the LLC with full power of substitution on the premises. All provisions of the Purchase Agreement are hereby incorporated into and made a part of this instrument, as if fully set forth herein. The undersigned hereby warrants title to the Interests against the claims of all persons whomsoever.

     Dated:_________, 2002



                                 Marketplace Income Properties, a North Carolina limited partnership

                                 By:  ISC Realty Corporation, a North
                                 Carolina corporation, sole General Partner

                                 By:____________________________________________
                                 Name:__________________________________________
                                 Title:_________________________________________



_______________________________
Witness

                                   APPENDIX B

       Marketplace Income Properties, a North Carolina Limited Partnership
                        For One Unit ($5,000) Investment
                    Schedule of Cumulative Investor Benefits
                           For the Tax Years 1986-2001

Year  Ordinary Passive    Other    Tax Rate (%)  Capital Gain  Percentage Loss  Maximum Passive    Cumulative Maximum
        Income(Loss)    Portfolio      (1)       Income(Loss)      Allowed      Loss Carryforward     Passive Loss
                         Income                                      (2)                              Carryforward
                                                                                                          (3)
1986       (285)             0        50.0%                         100%             (285)                (285)
1987       (312)            42        38.5%                          65%             (109)                (394)
1988       (146)            16        28.0%                          40%              (88)                (482)
1989       (163)             8        28.0%                          20%             (130)                (612)
1990       (302)             6        28.0%                          10%             (272)                (884)
1991       (312)             7        31.0%                           0%             (312)              (1,196)
1992       (260)             0        31.0%                           0%             (260)              (1,456)
1993       (154)             6        39.6%                           0%             (154)              (1,610)
1994        157             37        39.6%          401              0%              558               (1,052)
1995       (149)            24        39.6%          620              0%              471                 (581)
1996        (69)             8        39.6%           54              0%              (15)                (596)
1997          9             11        39.6%           11              0%               20                 (576)
1998       (101)             8        39.6%                           0%             (101)                (677)
1999       (109)             6        39.6%                           0%             (109)                (786)
2000       (143)             6        39.6%                           0%             (143)                (929)
2001       (191)             3        39.1%                           0%             (191)              (1,120)
         -------------------------------------------------------------------------------------------------------------
         (2,530)           188                     1,086                           (1,120)              (1,120)

Year      Cash            Total Tax
          Distributions   Benefits &
                          Cash Distributions
1986        88                88
1987       350               334
1988       450               446
1989       300               298
1990       180               178
1991        30                28
1992                         ___
1993                          (2)
1994       250               235
1995                         (10)
1996       325               322
1997       750               746
1998                          (3)
1999       150               148
2000                          (2)
2001       125               124
         --------------------------
         2,998             2,928

ASSUMPTIONS:

     (1) Assumes the maximum federal marginal rate.

     (2) Reflects passive loss percentages permitted in the transitional rules of the Tax Reform Act of 1986 and assumes all excess losses were carried forward and utilized only against future income from this investment.

     (3) Carryforward losses are assumed to be utilized to offset income in subsequent years as realized.

                         MARKETPLACE INCOME PROPERTIES,
                    A NORTH CAROLINA LIMITED PARTNERSHIP
     301 South College Street, NC 0170, Charlotte, North Carolina 28288-0170

                       SPECIAL MEETING OF LIMITED PARTNERS

     The undersigned Limited Partner of Marketplace Income Properties, a North Carolina Limited Partnership (the "Partnership") hereby appoints James A. Gray and J. Christopher Boone as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote, as designated below, all of the units of limited partnership interest of the Partnership held of record by the undersigned on September 30, 2002 at the Special Meeting of Limited Partners to be held on November 14, 2002 or any adjournments thereof.

     [   ]     VOTES FOR the Transaction, which constitutes the sale of
               substantially all of the assets of the Partnership, in exchange for the release of the Partnership (and its partners, agents, employees and affiliates) from the Released Obligations and the payment of the Transaction Costs and any Operating Cost
               Shortfalls, which will result in the automatic dissolution of the Partnership.

     [   ]     VOTES AGAINST the Transaction, which constitutes the sale of substantially all of the assets of the Partnership, in exchange for the release of the Partnership (and its partners, agents, employees and affiliates) from the Released Obligations and the payment of the Transaction Costs and any Operating Cost
               Shortfalls, which will result in the automatic dissolution of the Partnership.

     [   ]     ABSTAIN

     Please indicate your choice by checking one of the above. This Proxy, when properly executed, will be voted as directed. Failure to indicate a choice will be deemed by the General Partner as a Vote FOR the Transaction. The Proxies are authorized in their discretion to vote upon such other matters as may come before the meeting or any adjournment thereof.

                                         Date: ___________________________, 2002


                                         ---------------------------------------
                                         Signature of Limited Partner (Please
                                         sign as name appears in the space to
                                         the left)

     THIS PROXY IS SOLICITED ON BEHALF OF THE PARTNERSHIP BY THE GENERAL PARTNER AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.